Pricing Supplement STR-19 (To the Prospectus dated May 4, 2015, the Prospectus Supplement dated May 4, 2015, and the Product Supplement STOCK STR-1 dated June 4, 2015)	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03

177,500 Units $10 principal amount per unit CUSIP No. 22548D625	Pricing Date Settlement Date Maturity Date	June 10, 2015 June 15, 2015 June 15, 2018

Strategic Accelerated Redemption Securities® Linked to the Worst of Three Financial Sector Stocks

▪     Automatically callable if the Observation Level of each of the common stocks of Citigroup Inc., The Goldman Sachs Group, Inc. and JPMorgan Chase & Co. (each, an “Underlying Stock”) on any Observation Date, occurring approximately one year, two years, and three years after the pricing date, is at or above its Starting Value

▪     In the event of an automatic call, the amount payable per unit will be:

▪     $11.875 if called on the first Observation Date

▪     $13.750 if called on the second Observation Date

▪     $15.625 if called on the final Observation Date

▪     If not called on the first or second Observation Dates, a maturity of approximately three years

▪     If not called, 1-to-1 downside exposure to decreases in the Worst Performing Stock, with up to 100% of your principal at risk

▪     All payments are subject to the credit risk of Credit Suisse AG

▪     No periodic interest payments

▪     Limited secondary market liquidity, with no exchange listing

▪     The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK STR-1.

The initial estimated value of the notes as of the pricing date is $9.76 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$1,775,000.00
Underwriting discount	$ 0.20	$ 35,500.00
Proceeds, before expenses, to Credit Suisse	$ 9.80	$1,739,500.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June 10, 2015

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Summary

The Strategic Accelerated Redemption Securities® Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse.

The notes will be automatically called at the applicable Call Amount if the Observation Level of each of the three financial sector stocks described below (the “Underlying Stocks”) on any Observation Date is equal to or greater than its Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes based on the performance of the Worst Performing Stock (as defined below). Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stocks, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This estimated value was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we used to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes		Payment Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London Branch.	Automatic Call Provision:
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first or second Observation Dates
Market Measure:	The common stocks of Citigroup Inc. (NYSE symbol: "C"), The Goldman Sachs Group, Inc. (NYSE symbol: "GS"), and JPMorgan Chase & Co. (NYSE symbol: "JPM") (each, an “Underlying Company”)
Worst Performing Stock:	The Underlying Stock with the largest percentage decrease from its Starting Value to its Ending Value.
Automatic Call:	The notes will be automatically called on any Observation Date if the Observation Level of each Underlying Stock on that Observation Date is equal to or greater than its Call Level.
Starting Values:	C: 57.02 GS: 213.13 JPM: 68.26
Ending Values:	With respect to each Underlying Stock, its Observation Level on the final Observation Date.
Observation Levels:	With respect to each Underlying Stock, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier on that day.
Price Multipliers:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described beginning on page PS-23 of product supplement STOCK STR-1.
Observation Dates:

June 10, 2016, June 9, 2017, and June 8, 2018 (the final Observation Date).

The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-20 of product supplement STOCK STR-1.

Call Levels:	With respect to each Underlying Stock, 100% of its Starting Value.
Call Amounts (per Unit) and Call Premiums:

$11.875, representing a Call Premium of 18.75% of the principal amount, if called on the first Observation Date;

$13.750, representing a Call Premium of 37.50% of the principal amount, if called on the second Observation Date; and

$15.625, representing a Call Premium of 56.25% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-20 of product supplement STOCK STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	With respect to each Underlying Stock, 100% of its Starting Value.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK STR-1 dated June 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315004587/dp56910_424b2-str1.htm

▪	Prospectus supplement and prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Observation Level of each Underlying Stock on any of the Observation Dates will be equal to or greater than its Call Level and, in that case, you accept an early exit from your investment.

▪     You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of one or more Underlying Stocks is significantly greater than the applicable Call Premium.

▪     If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪     You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪     You are willing to forgo dividends or other benefits of owning shares of the Underlying Stocks.

▪     You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪     You wish to make an investment that cannot be automatically called prior to maturity.

▪     You anticipate that the Observation Level of one or more of the Underlying Stocks will be less than its Call Level on each Observation Date, including the final Observation Date.

▪     You seek an uncapped return on your investment

▪     You seek principal repayment or preservation of capital.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on the Underlying Stocks.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level and Observation Levels of each Underlying Stock, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00 for each Underlying Stock;
2)	a Threshold Value of 100.00 for each Underlying Stock;
3)	a Call Level of 100.00 for each Underlying Stock;
4)	the term of the notes from June 15, 2015 to June 15, 2018 if the notes are not called on the first or second Observation Dates;
5)	the Call Premium of 18.75% of the principal amount if the notes are called on the first Observation Date, 37.50% if called on the second Observation Date, and 56.25% if called on the final Observation Date; and
6)	Observation Dates occurring on June 10, 2016, June 9, 2017, and June 8, 2018 (the final Observation Date).

The hypothetical Starting Value of 100.00 for each Underlying Stock used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value of any Underlying Stock. For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level of each Underlying Stock on one of the Observation Dates is equal to or greater than its Call Level.

Example 1 – The Observation Level of each Underlying Stock on the first Observation Date is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.875 = $11.875 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – On the first Observation Date, although the Observation Level of each of Citigroup Inc. (C) and Goldman Sachs Group, Inc. (GS) is above its Call Level, the Observation Level of JPMorgan Chase & Co. (JPM) is below its Call Level. Therefore, the notes will not be called on the first Observation Date. On the second Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.750 = $13.750 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – On the first and second Observation Dates, although the Observation Levels of each of Citigroup Inc. (C) and Goldman Sachs Group Inc. (GS) are above its Call Level, the Observation Levels of JPMorgan Chase & Co. (JPM) are below its Call Level. Therefore, the notes will not be called on the first or second Observation Date. On the third and final Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $5.625 = $15.625 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date because the Observation Level of at least one Underlying Stock is below its Call Level on each Observation Date (including the final Observation Date). Because the Redemption Amount will be based on the performance of the Worst Performing Stock and the Ending Value of at least one Underlying Stock is less than its Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if Goldman Sachs Group Inc. (GS) is the Worst Performing Stock and its Ending Value is 70.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date									Notes Are Not Called on Any Observation Date
	Example 1			Example 2			Example 3			Example 4
	C	JPM	GS	C	JPM	GS	C	JPM	GS	C	JPM	GS
Starting Values	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Levels	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Values	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Observation Levels on the First Observation Date	135.00	125.00	130.00	105.00	90.00	105.00	108.00	90.00	105.00	108.00	90.00	105.00
Observation Levels on the Second Observation Date	N/A	N/A	N/A	130.00	135.00	140.00	105.00	95.00	115.00	110.00	115.00	90.00
Observation Levels on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	120.00	115.00	130.00	115.00	120.00	70.00
Returns of the Underlying Stocks	35.00%	25.00%	30.00%	30.00%	35.00%	40.00%	20.00%	15.00%	30.00%	15.00%	20.00%	-30.00%
Return of the Notes	18.75%			37.50%			56.25%			-30.00%
Call Amount / Redemption Amount per Unit	$11.875			$13.750			$15.625			$7.00

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement STOCK STR-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.
▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Stocks.
▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.
▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-13. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.
▪	The public offering price you pay for the notes exceeds the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-13.
▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-13. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the prices of the Underlying Stocks, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Underlying Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
▪	The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.
▪	You will have no rights of a holder of the Underlying Stocks, and you will not be entitled to receive shares of the Underlying Stocks or dividends or other distributions by any Underlying Company.
▪	While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.
▪	The payment on the notes will not be adjusted for all corporate events that could affect the Underlying Stocks. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-23 of product supplement STOCK STR-1.
Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.
▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.
▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-35 of product supplement STOCK STR-1.

Additional Risk Factors

The notes are subject to the risks of each Underlying Stock, not a basket composed of the Underlying Stocks, and will be negatively affected if the price of any Underlying Stock decreases from its Starting Value on each Observation Date, even if the prices of the other Underlying Stocks increase from their respective Starting Values. You are subject to the risks associated with each Underlying Stock. On any Observation Date, if the Observation Level of one Underlying Stock is less than its Call Level, the notes will not be called, even if the Observation Levels of the other Underlying Stocks are greater than their respective Call Levels. If the notes are not called, the Redemption Amount will be determined only by reference to the Worst Performing Stock, regardless of the performance of the other Underlying Stocks. The notes are not linked to a basket composed of the Underlying Stocks, where the depreciation in the price of one Underlying Stock could be offset to some extent by the appreciation in the prices of the other Underlying Stocks. In the case of the notes that we are offering, the individual performance of each Underlying Stock would not be combined, and the depreciation in the price of one Underlying Stock would not be offset by any appreciation in the prices of the other Underlying Stocks.

You will not benefit in any way from the performance of the better performing Underlying Stocks. The return on the notes depends solely on the performance of the worst performing Underlying Stock (which may or may not be the same Underlying Stock on each Observation Date), and you will not benefit in any way from the performance of the better performing Underlying Stocks. The notes may underperform a similar investment in each of the Underlying Stocks or a similar alternative investment linked to a basket composed of the Underlying Stocks. In either such case, the performance of the better performing Underlying Stocks would be blended with the performance of the worst performing Underlying Stock, resulting in a potentially better return than the return on the notes.

Because the notes are linked to three Underlying Stocks, as opposed to only one, it is more likely that the notes will not be automatically called on an Observation Date; if not called, you will lose all or a portion of your investment. With three Underlying Stocks, it is more likely that the price of one of the Underlying Stocks will close below its Call Level on any Observation Date (and, therefore, the notes will not be automatically called) than if the notes were linked to only one of the Underlying Stocks. If the notes are not called, not only will you never receive your entire principal plus a Call Premium, but your return will depend on the Ending Value of the Worst Performing Stock, and you will lose all or a portion, which could be significant, of your investment.

The Underlying Stocks are concentrated in one sector. All of the Underlying Stocks are issued by companies in the financial services sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Underlying Stocks are concentrated in one sector, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes. You will be subject to risks relating to the relationship among the Underlying Stocks.

Adverse conditions in the financial services sector may reduce your return on the notes. All of the Underlying Stocks are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the prices of the Underlying Stocks. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the notes. In recent years, international economic conditions have resulted, and may continue to result, in significant losses among many companies that operate in the financial services sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

performance of the Underlying Stocks. As a result, the prices of the Underlying Stocks may be adversely affected by economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector. This in turn could adversely impact the market value of the notes and the payment on the notes.

Other Terms of the Notes

Market Disruption Events and Other Events

If, for any Underlying Stock (an “Affected Underlying Stock”), a scheduled Observation Date is not a trading day or a Market Disruption Event occurs on that day (in either case, such day being a “non-calculation day”), the calculation agent will determine the Closing Market Prices of the Underlying Stocks for that non-calculation day, and as a result, the relevant Observation Level or the Ending Value, as applicable, as follows:

•	the Closing Market Price of each Underlying Stock that is not an Affected Underlying Stock will be its Closing Market Price on that non-calculation day; and
•	the Closing Market Price of each Underlying Stock that is an Affected Underlying Stock for the applicable non-calculation day will be determined in the same manner as described in the fifth and the sixth paragraphs of “Description of the Notes—Automatic Call” in the product supplement STOCK STR-1.
Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

The Underlying Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Underlying Stocks are registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Underlying Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of an Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stocks on their primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Citigroup Inc.

Citigroup Inc. is a financial services holding company that provides a range of financial services to consumer and corporate customers around the world. The company's services include investment banking, retail brokerage, corporate banking and cash management products and services. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “C.” The company’s CIK number is 831001.

		High ($)	Low ($)
2008	First Quarter	296.90	186.20
	Second Quarter	268.10	167.60
	Third Quarter	211.20	140.30
	Fourth Quarter	230.00	37.70

2009	First Quarter	74.60	10.20
	Second Quarter	40.20	26.80
	Third Quarter	52.30	25.90
	Fourth Quarter	50.00	32.00

2010	First Quarter	43.10	31.50
	Second Quarter	49.70	36.30
	Third Quarter	43.00	36.60
	Fourth Quarter	48.10	39.50

2011	First Quarter	51.30	43.90
	Second Quarter	45.90	36.81
	Third Quarter	42.88	23.96
	Fourth Quarter	34.17	23.11

2012	First Quarter	38.08	28.17
	Second Quarter	36.87	24.82
	Third Quarter	34.79	25.24
	Fourth Quarter	40.17	32.75

2013	First Quarter	47.60	41.15
	Second Quarter	53.27	42.50
	Third Quarter	53.00	47.67
	Fourth Quarter	53.29	47.67

2014	First Quarter	55.20	46.34
	Second Quarter	49.58	45.68
	Third Quarter	53.66	46.90
	Fourth Quarter	56.37	49.68

2015	First Quarter	54.26	46.95
	Second Quarter (through the pricing date)	57.02	51.52

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments and high-net worth individuals. This Underlying Stock trades on the NYSE under the symbol “GS.” The company’s CIK number is 886982.

		High ($)	Low ($)
2008	First Quarter	207.78	151.02
	Second Quarter	200.27	162.40
	Third Quarter	188.04	108.00
	Fourth Quarter	134.50	52.00

2009	First Quarter	112.95	59.20
	Second Quarter	149.47	110.29
	Third Quarter	185.52	138.55
	Fourth Quarter	192.28	160.93

2010	First Quarter	177.90	148.72
	Second Quarter	184.92	131.27
	Third Quarter	156.41	131.08
	Fourth Quarter	171.07	146.57

2011	First Quarter	175.00	154.38
	Second Quarter	162.40	129.26
	Third Quarter	137.60	93.98
	Fourth Quarter	116.40	87.70

2012	First Quarter	128.07	93.42
	Second Quarter	124.90	91.00
	Third Quarter	121.36	93.16
	Fourth Quarter	129.72	114.24

2013	First Quarter	158.65	130.94
	Second Quarter	167.49	138.60
	Third Quarter	169.75	150.43
	Fourth Quarter	177.26	153.05

2014	First Quarter	179.37	159.82
	Second Quarter	170.24	152.72
	Third Quarter	187.89	163.42
	Fourth Quarter	196.89	172.58

2015	First Quarter	194.41	172.41
	Second Quarter (through the pricing date)	213.13	191.55

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking and home finance. The company serves business enterprises, institutions and individuals. This Underlying Stock trades on the NYSE under the symbol “JPM.” The company’s CIK number is 19617.

		High ($)	Low ($)
2008	First Quarter	48.25	36.48
	Second Quarter	49.25	34.31
	Third Quarter	48.24	31.02
	Fourth Quarter	49.85	22.72

2009	First Quarter	31.35	15.90
	Second Quarter	38.94	27.25
	Third Quarter	46.47	32.27
	Fourth Quarter	47.16	40.27

2010	First Quarter	45.02	37.70
	Second Quarter	47.81	36.61
	Third Quarter	41.64	35.63
	Fourth Quarter	42.67	36.96

2011	First Quarter	48.00	43.40
	Second Quarter	47.64	39.49
	Third Quarter	42.29	29.27
	Fourth Quarter	37.02	28.38

2012	First Quarter	46.27	34.91
	Second Quarter	46.13	31.00
	Third Quarter	41.57	33.90
	Fourth Quarter	44.53	39.29

2013	First Quarter	51.00	44.57
	Second Quarter	55.62	46.64
	Third Quarter	56.67	50.32
	Fourth Quarter	58.48	50.75

2014	First Quarter	61.07	54.31
	Second Quarter	60.67	53.31
	Third Quarter	61.63	55.56
	Fourth Quarter	63.15	55.08

2015	First Quarter	62.49	54.38
	Second Quarter (through the pricing date)	68.26	59.95

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stocks. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatilities of the Underlying Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Supplemental Use of Proceeds and Hedging” on page PS-18 of product supplement STOCK STR-1.

Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities®

Linked to the Worst of Three Financial Sector Stocks, due June 15, 2018

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-35 of product supplement STOCK STR-1, which you should carefully review prior to investing in the notes.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of the notes. Thus, the characterization of the notes is not certain. In the absence of an administrative or judicial ruling to the contrary and pursuant to the terms of the notes, you agree with us to treat the notes, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Market Measure, that are eligible for open transaction treatment. The balance of this discussion assumes that the notes will be treated as prepaid financial contracts. You should be aware that such characterization of the notes is not certain, nor is it binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below or in the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

If the notes are treated as prepaid financial contracts, (and subject to the discussion under “Constructive Ownership Transaction Rules” in the product supplement) a U.S. Holder (as defined in the product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes). Such gain or loss generally should be long-term capital gain or loss if the notes have been held for more than one year. For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-14